Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof (File No 333-198322), which is incorporated by reference in this Registration Statement on Form S-8. We hereby further consent to the incorporation by reference of information contained in our “Proppant Market Analysis: 13Q4 Release,” published in March 2014 in this Registration Statement on Form S-8.

Very truly yours,

/s/ Christopher J. Robart
Christopher J. Robart, Partner
PacWest Consulting Partners

October 6, 2014